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                                                                    EXHIBIT 3.96

STATE OF GEORGIA           )
                           )       AMENDED AND RESTATED PARTNERSHIP
COUNTY OF RICHMOND         )                   AGREEMENT

     THIS AGREEMENT OF PARTNERSHIP is an amendment dated April 4, 1988 KAILASH
B. SHARMA, M.D., P.C. ("Sharma"), CHARLES BEACHAM, M.D., P.C., ("Beacham"), PETER KLACSMANN, M.D., P.C. ("Klacsmann"), and SHARON G. DASPIT, M.D., P.C. ("Daspit"), Georgia professional corporations with their principal place of business at University Hospital, Augusta, Georgia.

                              W I T N E S S E T H:

1.   NAME AND BUSINESS:

     (a) The name of the Partnership is NUCLEAR MEDICINE AND PATHOLOGY ASSOCIATES ("Partnership"). It's business purpose is to engage in the practice of pathological and nuclear medicine at the University Hospital, Augusta, Georgia ("Hospital") and to render professional services to the Hospital in accordance with an Agreement with the Hospital as it may exist from time to time and such other business and professional activities as the partnership may engage in which are related to the practice of medicine.

     (b) Each partner agrees that it will employ at least one physician ("Physician-Employee") who is board certified in Nuclear Medicine or Pathology to furnish medical services to the Hospital pursuant to an Agreement between the Partnership and the Hospital as it may exist from time to time. Each Physician-Employee shall enter into an employment contract with a partner in which he or she agrees:

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               (1)  To comply with the terms of any Agreement with the Hospital and the terms of this agreement, as they may exist from time to time.

               (2) To furnish medical service to the partner and to the Partnership, which employment agreement shall not be inconsistent with the terms of the Agreement with the Hospital and this partnership agreement, and which will provide, among other things:

                    (i) Maximum combined vacation and sick leave of thirty (30) working days per calendar year, with a maximum carry-over of fifteen (15) unused working days to the next calendar year. Vacation days shall be taken at times mutually agreeable to the Physician-Employee and the Partnership, it being the intention of the parties that physician coverage mandated by the Agreement between Hospital and the Partnership, be provided at all times.

                    (ii) A maximum of fifteen (15) days leave per year for attendance at continuing medical education meetings and meetings of professional societies.

     (c) Any absences in excess of the days set forth above must be approved by the Partnership, and may result in a partner's partnership income from the next month being reduced by a fraction, the numerator of which is (20 LESS excess days of absence) and the denominator of which is 20.

     (d) The Partnership may agree, from time to time, to a schedule whereby each Physician-Employee has one afternoon a week off, but only in the event the Partnership can otherwise furnish, at all times, the physician coverage mandated by the Agreement between it and the Hospital.

     (e) Each partner shall maintain professional liability insurance for each of its Physician-Employees with coverage in the minimum amounts set forth in the Agreement with the Hospital and furnish the Partnership proof thereof within fifteen days of becoming a partner. In the event

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such coverage is not obtained within the fifteen (15) day period, the
Partnership may expel the partner or purchase such coverage in one annual premium, deducting the cost thereof from the next income distribution to the partner.

     2.   TERM:

          The Partnership began on October 4, 1980 and has continued continuously in business since that time and shall continue from the date hereof and from year to year hereafter until terminated as herein provided.

     3.   PROFIT AND LOSS:

          (a) The net profits and losses of the Partnership shall be divided and borne on the basis of the ratio each partner's points bear to the total number of points outstanding. The points shall be based upon the Partnership Level attained by each partner. The Partnership Levels and the points at each level are as follows:

        PARTNERSHIP LEVEL    POINTS
        -----------------    ------
               1                 75
               2                100
               3                125
               4                150
               5                155

          (b) It is agreed that Ihnen, Sharma, Beacham, Klacsmann, DeGrazia and Daspit shall be at a minimum Partnership Level 4. Each partner whose employees devote full time to the business of the Partnership shall attain. Partnership Level 4 at the end of the third year as a Partner, unless the Partnership agrees to a shorter period. A full-time partner attaining any Partnership Level may not be reduced below that level except for a full-time partner who attains Level 5 and thereafter ceases to act as Director of the Laboratory and Chairman of the Department. In such instances, such partner shall revert to Partnership Level 4.

          (c) Only one partner shall attain Partnership Level 5 and that shall be the partner which furnishes the Physician-Employee who will be the Director of the Laboratory and Chairman of the Department of Pathology and Nuclear Medicine at the Hospital.

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          (d)  A separate income amount shall be maintained for each partner.
Partnership profits and losses shall be charged or credited TO the separate income account of each partner. If a partner has no credit balance in his income account, losses shall be charged to his capital account.

     4.   MANAGEMENT:

          (a) The right to manage and conduct the affairs of the Partnership shall be vested exclusively in those partners entitled to vote. Except as otherwise provided herein, Partnership voting shall be as follows:

          LEVEL AS PARTNER                 VOTE
          ----------------                 ----
                 1                         None
               2,3                         One-Half
               4,5                         One

No partner shall have a vote until serving one year as a partner. Except as otherwise provided herein, all decisions shall be made by a majority of the outstanding number of votes. It is the express intention of the partners that all major policy decisions affecting the operation of the Department shall be made in consultation with all partners, including those not entitled to vote, but final decisions with respect thereto shall only be made by those partners entitled to vote.

          (b) The partners shall elect one of Physician-Employees to be recommended to the Hospital as Laboratory Director and Chairman of the Department ("Chairman"). The Physician-Employee approved for such position pursuant to the provisions of the Agreement between the Partnership and the Hospital shall serve until removed from such position in accordance with this agreement and the By-laws of the medical staff of University Hospital and be responsible for the day to day management of the Department and of the Partnership.

               (1) Each Physician-Employee shall be responsible to the Chairman for the economical and efficient operation of various sections of the Department as

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     assigned by the Chairman after consultation with all of the partners.

          (c) Regular meeting of the partners shall be held at a date and time to be set by the Chairman. All Physician-Employees shall be invited to the meetings and allowed to participate, though voting shall be restricted to those partners entitled to vote. The Chairman shall be the chairman of such meeting or, in his or her absence a chairman chosen by the voting partners.

     5.   RESTRICTIONS:

          No partner shall, on behalf of the Partnership, without the consent of the other partners, endorse any note, nor act as an accommodation party, or otherwise become surety for any person. Without the consent of the other partners, no partner shall on behalf of the Partnership borrow or lend money, or make, deliver, or accept any commercial paper, or execute any mortgage, security agreement, bond, or lease, or purchase or contract to purchase or sell or contract to sell any property for or of the Partnership.

     6.   NON-ASSIGNMENT:

          No partner, except with the written consent of the other partners, shall assign, mortgage, create a security interest in, or sell its share in the Partnership or in its capital assets or property, or enter into any agreement as a result of which any person shall become interested with him or her in the Partnership, or do any act detrimental to the best interests of the Partnership or which would make it impossible to carry on the ordinary business of the Partnership.

     7.   BANKING AND BOOKS:

          All funds of the Partnership shall be deposited in its name in such checking account or accounts as the partners shall mutually agree. Withdrawals therefrom may be made upon checks signed by any two Physician-Employees. The Partnership books shall be maintained at the principal

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office of the Partnership and each partner shall, at all times, have access thereto. The books shall be kept on the cash receipts and disbursements method, and shall be closed, balanced, and audited at the end of each calendar year.

     8.   VOLUNTARY TERMINATION:

          (a) The Partnership may be dissolved at any time by agreement of the partners, in which event the partners shall proceed with reasonable promptness to liquidate the business OF the Partnership. The Partnership name shall be permanently abandoned, and may not thereafter be used by any partner, although no partner shall be precluded from using its own name, whether alone or in conjunction with the name of one or more other bona fide partners, in the name of any future business which it may conduct.

          (b) Upon dissolution of the Partnership, the assets of the Partnership business shall be used and distributed in the following order:

               (1) to pay or provide for the payment of all Partnership liabilities and liquidating expenses and obligations;

               (2) to discharge the balance of the income accounts of the partners;

               (3) to discharge the balance of the capital accounts of the partners; and

               (4) the balance, if any, shall be distributed among the partners in the ratio that each partner's points as determined in Section 4(a) hereof bears to the total of all points of all the partners.

     9.   ADMISSION OF NEW PARTNERS:

          (a) New partners may be admitted to the Partnership on a provisional basis for a one (1) year period by the affirmative vote of all partners entitled to vote under Section 4(a) hereof, if such person meets the qualifications of
Section 7(b) of the Agreement between the Partnership and the Hospital. The voting partners and the new partner shall mutually agree as to the Partnership Level at which such new

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partner shall enter and the timing of its progression through the various
Partnership Levels. Following the end of the provisional period, but only if all other partners agree, the provisional partner shall be admitted to the Partnership and entitled to all the right and privileges of a partner subject to the voting and compensatory provisions of this Agreement. Each new partner shall execute a document agreeing to the terms of its admission and to the terms of this Agreement.

     (b)

                    (i) Upon the date the new partner is admitted to the Partnership, the management fee from the Hospital for the month prior to the admission of the new partner shall be distributed to the partners in the same proportions the Partnership profits were distributed prior to the admission of the new partner. Thereafter, the monthly Hospital Management fee shall be distributed to each Partner (including the new Partner) pursuant to the new Partnership distribution ratio.

                    (ii) The Partnership's billing service shall prepare two monthly accountings for the collections of the fees of the Partnership for a period of twelve (12) months following the entry of the new partner. All collections of fees generated on a fee for service basis prior to the admission of the new partner to the Partnership shall be distributed among the various partners based upon their points prior to the admission of the new partner. All collections on fees generated on a fee for service basis subsequent to the date of the admittance of the new partner shall be distributed to the partners based upon their points subsequent to the admission of the new partner. The fees charged by the Partnership's billing service shall be allocated between the collections attributable to fees generated on a fee for service basis by the

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     Partnership prior to the entry of the new partner and collections attributable to fees of the Partnership generated on a fee for service basis by the Partnership after the admission of the new partner upon the basis that such fees existed upon the date the new partner was admitted to the Partnership and allocated among the two reports on the basis that the collections in each report bear to the total of all collections reported.

          (c) Upon the date a new partner is admitted to the partnership or at any time thereafter with the consent of the new partner and the majority of partners, the following method may be used as an alternative to that set forth in Section 9(b) :

               (1) The Partnership's certified public accountant ("CPA") shall determine the value of accrued, but unpaid, fees generated by the Partnership prior to the Determination Date.


               (2) The Determination Date shall be the first of that month chosen by the new partner and the Partnership for the date this alternative valuation method shall be effective.


               (3) Fees collected after the Determination Date shall be allocated between fees generated by the Partnership prior to admission of the new partner and fees generated by the Partnership after the admission of the new partner in such ratio and over such period of time as the Partnership's CPA shall deem, in his or her absolute discretion, to be fair and equitable to all parties concerned.

    10.   VOLUNTARY WITHDRAW FROM PARTNERSHIP:

          (a) Any partner shall have the right to withdraw from the Partnership by giving ninety (90) days written notice of its intention to the other partners and such withdrawal shall have no effect upon the continuance of the Partnership. The remaining partners shall have the right to continue the Partnership business under the partnership name

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     as established prior to such withdrawal. The books of the Partnership shall be closed at the end of the month in which the partner withdraws.

          (b)

                    (i) Upon the date of the partner's withdraw from the Partnership, the management fee from the Hospital for the month prior to the date of the Partner's withdraw shall be prorated when received between the Partnership distribution ratio prior to withdrawal and the Partnership distribution ratio after withdrawal.

                    (ii) The Partnership's billing service shall thereafter prepare two monthly accountings for the collections of the fees of the Partnership for a period of twelve (12) months following the withdraw of the partner. All collections of fees generated on a fee for service basis prior to the withdrawal of the partner from the Partnership shall be distributed among the various partners (including the withdrawing partner) based upon their points prior to the withdraw of the partner. All collections on fees generated on a fee for service basis subsequent to the date of the withdrawal of the partner shall be distributed to the partners based upon their points subsequent to the withdraw of the partner. The fees charged by the Partnership's billing service shall be allocated between the collections attributable to fees generated on a fee for service basis by the Partnership prior to the withdrawal of the partner and collections attributable to fees of the Partnership generated on a fee for service basis by the Partnership after the withdrawal of the partner on the basis the collections in each report bear to the total of all collections reported.

          (c) Upon the date a partner withdraws from the Partnership or at any time thereafter with the consent of the withdrawing partner and the majority of the remaining

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     partners, the following method may be used as an alternative to that set forth in Section 9(b):

               (1) The Partnership's certified public accountant ("CPA") shall determine the value of accrued, but unpaid, fees generated by the Partnership prior to the Determination Date.

               (2) The Determination Date shall be the first of that month chosen by the withdrawing partner and the Partnership for the date this alternative valuation method shall be effective.

               (3) Fees collected after the Determination Date shall be allocated between fees generated by the Partnership prior to withdrawal of the new partner and fees generated by the Partnership after the withdrawal of the partner in such ratio and over such period of time as the Partnership's CPA shall deem, in his or her absolute discretion, to be fair and equitable to all parties concerned.

          (d) The withdrawing partner shall take a11 vacation days, remaining sick leave, or holidays prior to the effective date of his or her withdrawal.

     11.  DISABILITY OF PHYSICIAN-EMPLOYEE OF A PARTNER:

          (a) In the event a Physician-Employee of a partner is unable to perform services on a full time basis as practicing physician in the business of the Partnership for a period of ninety (90) consecutive calendar days on account of a definitely determinable physical or mental disability certified to by a doctor chosen by the partner for whom the disabled Physician-Employee worked and A DOCTOR chosen by the remaining partners, the interest of the disabled Physician-Employee in the Partnership shall terminate on the first day of the month following the end of such ninety (90) day period. During the ninety (90) day period of disability, any accrued days for vacation, sick pay, or holidays shall be charged against payments made by the Partnership.

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          (b)

                    (i) At the end of the ninety (90) day period, the management fee from the Hospital for the month in which the partner withdraws from the Partnership on account of disability of its Physician Employee shall be prorated when received between the Partnership distribution ratio prior to withdrawal and the Partnership distribution ratio after withdrawal.

                    (ii) The Partnership's billing service shall thereafter prepare two monthly accountings for the collections of the fees of the Partnership for a period of twelve (12) months following the disability of the Physician-Employee of the partner. All collections of fees generated on a fee for service basis prior to the disability of the Physician-Employee of the partner to the Partnership shall be distributed among the various partners (including the partner whose Physician-Employee was disabled) based upon their points prior to the disability of the Physician-Employee of the partner. All collections on fees generated on a fee for service basis subsequent to the date of the disability of the Physician-Employee of the partner shall be distributed to the partners based upon their points subsequent to the disability of the Physician-Employee of the partner. The fees charged by the Partnership's billing service shall be allocated between the collections attributable to fees.

          (c) Upon the date a disabled partner withdraws from the partnership or at any time thereafter with the consent of the new partner and the majority of partners, the following method may be used as an alternative to that set forth in Section 9(b):

               (1) The Partnership's certified public accountant ("CPA") shall determine the value of accrued, but unpaid, fees generated by the Partnership prior to the Determination Date.

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               (2)  The Determination Date shall be the first of that month chosen by the partner whose Physician-Employee is disabled and the Partnership for the date this alternative valuation method shall be effective.

               (3) Fees collected after the Determination Date shall be allocated between fees generated by the Partnership prior to withdrawal of the partner on account of the disability of its Physician-Employee and fees generated by the Partnership after the withdrawal of the partner whose Physician-Employee was disabled in such ratio and over such period of time as the Partnership's CPA shall deem, in his or her absolute discretion, to be fair and equitable to all parties concerned.

          (d) The disabled Physician-Employee partner shall be deemed to have taken all vacation days, remaining sick leave, or holidays prior to the effective date of the withdrawal of the Partnership.

     12.  DEATH OF A PHYSICIAN-EMPLOYEE OF A PARTNER:

          (a) Upon the death of a Physician-Employee of a partner the interest in partnership profits of the partner for which such Physician-Employee worked shall terminate as of the end of the month in which the death occurred.

          (b)

                    (i) The partner whose Physician-Employee died shall be entitled to its full prorata share of the Hospital management fee paid the Partnership by the Hospital for the month the Physician-Employee died.

                    (ii) As of the end of the month following the death of a Physician-Employee, the Partnership's billing service shall thereafter prepare two monthly accountings for the collections of the fees of the Partnership for a period of twelve (12) months following the end of the month following the death of the Physician-Employee. All collections of fees

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     generated on a fee for service basis prior to the death of the
     Physician-Employee of a partner by the Partnership shall be distributed among the various partners based upon their points prior to the end of the month following the death of the Physician-Employee of a partner. All collections on fees generated on a fee for service basis subsequent to the end of the month following the death of the Physician-Employee of the partner shall be distributed to the partners based upon their points subsequent to such date. The fees charged by the Partnership's billing service shall be allocated between the collections attributable to fees generated by the Partnership prior to the end of the month following the death of the Physician-Employee of the partner and collections attributable to fees of the Partnership generated by the Partnership after the end of the month following the death of the Physician-Employee of the partner on the basis the collections in each report bear to the total of all collections reported.

          (c) At any time following the death of a Physician-Employee of a partner with the consent of the partner whose Physician Employee died and the majority of the remaining partners, the following method may be used as an alternative to that set forth in Section 9(b):

               (1) The Partnership's certified public accountant ("CPA") shall determine the value of accrued, but unpaid, fees generated by the Partnership prior to the Determination Date.

               (2) The Determination Date shall be the first of that month chosen by the partner whose Physician-Employee died and the Partnership for the date this alternative valuation method shall be effective.

               (3) Fees collected after the Determination Date shall be allocated between fees generated by the Partnership prior to the death of the Physician-

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     Employee of a partner and fees generated by the Partnership after the death of the Physician-Employee in such ratio and over such period of time as the Partnership's CPA shall deem, in his or her absolute discretion, to be fair and equitable to all parties concerned.

          (c) The Physician-Employee who died shall be credited with remaining vacation days, remaining sick leave, or holidays prior to the date of his or her death and the end of the month in which the Physician-Employee died. Any remaining days after such credit shall be paid to the partner whose Physician Employee died, based upon the average daily compensation paid the partner whose Physician Employee died on the month such death occurred TIMES the number of days of vacation, sick leave or holidays not credited to the month of death.

     13.  ELECTION OF CHAIRMAN OF DEPARTMENT AND REMOVAL OF CHAIRMAN OF
          DEPARTMENT:

     The Chairman of the Department shall be elected from and by the members of the department as defined in University Hospitals Medical Staff Bylaws. The Chairman may be removed from the office by written petition to the Executive Committee of two-thirds (2/3) of the members of the department as outlined in the Medical Staff Bylaws.

     14.  EXPULSION OF A PARTHER:

          (a) Any partner may be expelled from the Partnership upon the occurrence of any of the following events:

               (1) With or without cause and with or without notice of a meeting called for the purpose of expelling a partner, by a vote of two-thirds (2/3rds) of the votes outstanding, other than vote of the partner being considered for expulsion. The affirmative vote of the partner employing the Chairman will also be required for the expulsion to be effective.

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               (2)  Failure by a partner or its Physician-Employee to comply with this agreement, as it may exist from time to time.

               (3) Failure by a partner or its Physician-Employee to comply with the provisions of the Agreement between the Hospital and the Partnership, as it may exist from time to time, after ten (10) days written notice from the Chairman of such non-compliance.

               (4) Failure by a partner or its Physician-Employee to comply with the written policies and procedures of the Department, the Hospital, or the Hospital Medical Staff as they may exist from time to time, after ten (10) days written notice from the Chairman or Hospital Administrator, as the case may be, of such non-compliance.

               (5) Suspension, revocation or termination of the license of the Physician-Employee of a partner to practice medicine in the State of Georgia.

               (6) Suspension or revocation of the right or license of a Physician-Employee of a partner to use or prescribe any controlled substance.

               (7) Suspension, revocation or termination of the membership of a Physician-Employee of a partner on the active Medical Staff of the Hospital or his or her clinical privileges at the Hospital or if such Physician-Employee is suspended, disciplined or publically sanctioned by the Medical Staff of the Hospital or the Composite Board of Medical Examiners of the State of Georgia.

          (b) In the event a partner is expelled, it shall be advised in writing to such effect and advised that its interest in the Partnership is terminated as of the effective date of such notice and it shall be deemed to have withdrawn from the Partnership as of the close of the month preceding such expulsion (if the notice is effective before

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the 15th of the month) or as of the close of the month following expulsion (if the notice is effective after the fifteenth of the month), such date hereinafter referred to as the Effective Date of Expulsion.

          (c) Following the Effective Date of Expulsion of the partner, the Partnership's billing service shall thereafter prepare two monthly accountings for the collections of the fees of the Partnership for a period of twelve (12) months following the expulsion of the partner. All collections of fees generated on a fee for service basis prior to the expulsion of the partner from the Partnership shall be distributed among the various partners (including the expelled partner) based upon their points prior to the expulsion of the partner. All collections on fees generated on a fee for service basis subsequent to the date of the expulsion of the partner shall be distributed to the partners based upon their points subsequent to the expulsion of the partner. The fees charged by the Partnership's billing service shall be allocated between the collections attributable to fees generated on a fee for service basis by the Partnership prior to the expulsion of the partner and collections attributable to fees of the Partnership generated on a fee for service basis by the Partnership after the expulsion of the partner on the basis the collections in each report bear to the total of all collections reported.

          (d) The withdrawing partner shall be deemed to have taken all vacation days, remaining sick leave, or holidays from the effective date of his or her expansion to the end of the month in which the partner was expelled.

     15.  RESTRICTIVE COVENANT:

          Without the written consent of the Partnership, a partner and the Physician-Employee who controls the stock of such partner (a) who shall withdraw from the Partnership under Section 10 of this agreement or (b) is expelled under
Section 14 of this Agreement shall not compete with the Partnership at the Hospital for a period of three (3) years

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following the date of withdrawal or the Effective Date of the Expulsion, in consideration of the payments to such partner under the provisions of such sections.

     16.

          AMENDMENT:

          This Agreement may be amended by the vote of two-thirds (2/3) of the votes outstanding. Any partner who fails to comply with the amendments within ten (10) days written notice of such non-compliance by the Chairman shall be expelled under the provisions of Section 14 (a) (2) of this agreement.

     17.  SOLE AGREEMENT BETWEEN THE PARTIES:

          This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This agreement cannot be changed or terminated orally.

     18.  CONSTRUCTION:

          All matters pertaining to the validity, construction and effect of this Agreement shall be governed by the Laws of the State of Georgia.

     19.  BENEFIT:

          This agreement shall bind and inure to the benefit of the parties hereto, their shareholders and their respective executors, administrators and successors.

IN WITNESS WHEREOF, the parties have signed this Amended and Restated Partnership Agreement as of April 4 ,1988 to be effective on the 1st day of July, 1986.

                                      KAILASH B. SHARHMA, M.D., P.C.

                                      By: /s/ Kailash B. Sharma (L.S.)
                                          ---------------------
                                      As Its: President

                                      CHARLES BEACHAM, M.D., P.C.

                                      By:/s/ Charles Beacham (L.S.)
                                         -------------------
                                      As Its: President

                                      PETER G. KLACSMANN, M.D., P.C.

                                      By: /s/ Peter G. Klacsmann (L.S.)
                                          ----------------------
                                      As Its:  President

                                      SHARON G. DASPIT, M.D., P.C.

                                      By: Sharon G. Daspit,     (L.S)
                                          ---------------------
                                      As Its:.  President


                                                      /s/ Judy J. Redd
                                              ---------------------------------
                                              My Commission expires May 6, 1990

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STATE OF GEORGIA         )
                         )                 ADDENDUM TO
COUNTY OF RICHMOND       )                 PARTNERSHIP AGREEMENT

          The undersigned, being all the existing partners under a Partnership Agreement ("Agreement") dated April 4,1988 for Nuclear Medicine and Pathology Associates ("Partnership") a general partnership under the laws of the State of Georgia, hereby agree to the admission of James David Smith, M.D., P.C. ("Smith") as a partner in such partnership, as described in letter dated January 01, 2000, as set forth in Section 4 of the Agreement. Smith agrees to the terms of his admission and to be bound by the terms of the Agreement and this Addendum.

          IN WITNESS WHEREOF, the parties have signed this Addendum, this 20 day of January, 2000 in Augusta, Georgia

                                               PARTNERS

                                      KAILASH B. SHARMA, M.D., P.C.

                                      By: /s/ Kailash B. Sharma
                                          ---------------------
                                          Its: President

                                      PETER KLACSMANN, M.D., P.C.

                                      By:/s/ Peter Klacsmann
                                         -------------------
                                         Its: President

                                      SHARON G. DASPIT, M.D., P.C.

                                      By: Sharon G. Daspit
                                          ---------------------
                                          Its:.  President

                                          NEW PARTNER:

                                      JAMES DAVID SMITH, M.D. P.C.

                                      By: J. David Smith,
                                          ---------------------
                                          Its President